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Exhibit 99.1

Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY REPORTS STRONG OPERATING RESULTS
IN FIRST QUARTER OF 2003

        WEST POINT, Ga.—(May 13, 2003)—Knology, Inc. ("Knology") announced its first quarter 2003 results today, posting continued strong operating performance. Knology's consolidated revenue totaled $40.7 million for the first quarter 2003, up $1.9 million, or 5%, compared with the fourth quarter 2002 and up $8.7 million, or 27%, compared with the first quarter 2002. The company reported 306,552 total connections and 439,025 marketable passings at quarter end. During the first quarter of 2003 total on-net connections grew by 13,123, or 5%, with on-net telephone connections growing 5% to 113,899 and high-speed internet connections growing 10% to 55,000, reflecting the continued market acceptance of Knology's bundled product offering.

        Knology reported EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; gains and charges related to reorganization and debt extinguishment; charges for asset impairment, non-cash stock option compensation, special litigation expenses and cumulative effect of accounting change; and other expenses), of $6.4 million for the first quarter 2003 versus $7.4 million for the fourth quarter 2002 and $3.5 million for the first quarter 2002.

        Rob Mills, Chief Financial Officer, commented, "Knology is focused on moving to enterprise free cash flow as quickly as possible. We plan to continue to grow the business by expanding the RGU base at a steady pace with emphasis on generating EBITDA and controlling capital spending. The first quarter of 2003 performance advanced our company toward achieving our goals for the year."

        Knology reported a net loss of $(20.5) million during the first quarter 2003 compared with net income of $87.0 million during the fourth quarter 2002 and a net loss of $(27.9) million during the first quarter 2002. The net income for the fourth quarter of 2002 included a gain on reorganization of $109.8 million.

        A conference call will be held Wednesday, May 14, at 10:00 am Eastern Time with Rodger Johnson, President and Chief Executive Officer, and Rob Mills, Chief Financial Officer, to discuss the first quarter financial and operating results. A live audio webcast of the call may be heard at http://www.knology.com/. Following the conclusion of the call, a replay will be available through midnight on Friday, May 16, by dialing 1-800-642-1687. The ID number is 302050. An audio webcast replay will also be available at http://www.knology.com/. The text of this earnings release, including the financial and statistical information to be presented in the call, can be accessed at http://www.knology.com/news.

About Knology

        Knology, headquartered in West Point, Georgia, is a leading provider of interactive voice, video and data services in the Southeast. Knology's interactive broadband networks are some of the most technologically advanced in the country. Knology provides residential and business customers over 200 channels of digital cable TV; local and long distance digital telephone service featuring the latest enhanced voice messaging services; and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. For more information, please visit our Web Site at http://www.knology.com/.

Information about Forward-Looking Statements

        This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.

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Knology, Inc.
Operating Results
As of the Quarters Ending

	Mar 31, 2002	Dec 31, 2002	Mar 31, 2003	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	425,197	436,462	439,025	1%	3%
Connections
Video	122,823	129,452	132,385	2%	8%
Telephone
On-Net	89,747	108,484	113,899	5%	27%
Off-Net	6,254	4,988	5,268

Total Telephone	96,001	113,472	119,167	5%	24%
High Speed Internet	37,829	50,225	55,000	10%	45%

Total On-Net Connections	250,399	288,161	301,284	5%	20%
Total Connections	256,653	293,149	306,552	5%	19%

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Knology, Inc.
Financial Results for the Quarters Ending
$(000's)

	Mar 31, 2002	Dec 31, 2002	Mar 31, 2003
Revenue	$32,034	$38,821	$40,687
Costs and Expenses Excluding Depreciation and Amortization	(28,498)	(31,456)	(34,329)

EBITDA, as adjusted *	3,536	7,365	6,358
Depreciation and Amortization	(18,601)	(20,386)	(19,420)
Gain on Reorganization	—	109,804	—
Reorganization Expenses	—	(630)	—
Asset Impairment	(852)	—	—
Non-cash Stock Option Compensation	—	(3,266)	(427)
Litigation Expenses	—	(831)	(199)
Gain on Debt Extinguishment	—	—	—
Gain on Warrants	—	—	—
Interest and Other Expense, net	(10,662)	(5,191)	(6,781)
Cumulative Effect of Accounting Change	(1,294)	—	—
Income Tax Benefit (Provision)	(9)	119	—

Net (Loss) Income	$(27,882)	$86,984	$(20,469)

*
EBITDA, as adjusted, represents a non-GAAP measure calculated as Revenue less Operating Expenses. The remaining income and expense items reflected above are excluded from the EBITDA, as adjusted calculation and included to calculate Net (Loss) Income.

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KNOLOGY REPORTS STRONG OPERATING RESULTS IN FIRST QUARTER OF 2003